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                                                       Exhibit 99
                                                          2001-01
[Hecla Logo]

NEWS RELEASE

           HECLA SUES ZEMEX FOR FAILURE TO CLOSE DEAL

                      FOR IMMEDIATE RELEASE
                        January 22, 2001

     COEUR D'ALENE, IDAHO - Hecla Mining Company (HL & PrB:NYSE) brought suit this morning in federal court in Chicago against Zemex Corporation of Toronto, Canada, for refusing to close on the purchase of Hecla's industrial minerals subsidiary, Kentucky-Tennessee Clay Company. Zemex's U.S. subsidiary had signed an agreement in November to buy K-T Clay for $68 million. The lawsuit seeks to require Zemex to complete the transaction and fulfill the contract as it agreed, and to hold Zemex fully responsible for all damages suffered as a consequence of its failure to honor its commitments in the purchase agreement.

     The purchase agreement provided for a closing of the sale late last week and Hecla notified Zemex it was prepared to close. Hecla said Zemex wrongfully claimed K-T Clay had suffered a material adverse effect in an attempt to substantially reduce the purchase price. In addition, Hecla said Zemex clearly misrepresented its ability to obtain sufficient financing for the
transaction.   Arthur Brown, Hecla's Chairman and Chief Executive
Officer, said, "This does not change our plan to sell K-T Clay, repay bank debt and focus on our core business of precious metals. K-T Clay Company is a very good business. If Zemex does not fulfill its obligation to us, we will be seeking other interested parties with whom we will negotiate. I am extremely unhappy with Zemex's attempt to renegotiate the deal at the last minute, knowing we had excluded other bidders. Hecla fully intends to hold Zemex responsible for any and all adverse consequences we may suffer."

     Hecla had earlier stated its intent to use proceeds from the sale to pay down current bank debt of $55 million coming due in April. Brown said, "We intend to have discussions with the banks about possible alternatives to restructuring this debt in order to keep our options open."

     Meanwhile, Brown says Hecla continues to look at potential business combinations and joint ventures that will grow the company, bring in future cash flow and increase shareholder value. He said, "Recent years have brought some tough times for the precious metals industry. In my view, those who have seen the turbulence in the stock market over the past weeks may be looking to invest in the intrinsic value of precious metals. We would hope to see some positive impacts on precious metals prices when that comes about."



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     Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, is one of the United States' best-known silver producers. The company also produces gold and is a major supplier of ball clay, kaolin and other industrial minerals. Hecla's operations are located in the U.S., Mexico and Venezuela.

     Forward Looking Statements made which are not historical facts, such as anticipated payments, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, industrial minerals market conditions and project development risks. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact:  Vicki J. Veltkamp, vice president - investor and public relations, 208/769-4144
      Hecla's Home Page can be accessed on the Internet at:
                   http://www.hecla-mining.com